EXHIBIT 10.37


                      NORTH ATLANTIC TRADING COMPANY, INC.
                       1998 EXECUTIVE COMMITTEE BONUS PLAN


 .    The 1998 Executive Committee Bonus Plan (the "Executive Plan") is based on the Company achieving its budgeted EBITDA, determined on a consolidated basis in accordance with the Company's 1998 budget. The participants in the Executive Plan are Thomas F. Helms, Jr., Jack Africk, David I. Brunson and Jeffrey S. Hay.

 .    In the event the Company's EBITDA for 1998 equals or exceeds budgeted
     EBITDA, the participants in the Executive Plan shall be entitled to receive bonuses as follows:

                   Participants                  Bonus Amount
                   ------------                  ------------
                  Helms                    100% of base salary
                  Africk                    50% of base salary
                  Brunson                   50% of base salary
                  Hay                       50% of base salary

 .    In the event the Company's EBITDA for 1998 is less than the budgeted
     EBITDA, the Management Committee, acting with the advice of the Compensation Committee, shall have the right to make discretionary bonus payments to one or more of the participants in the Executive Plan.

 .    If the Management Committee determines that it is highly probable that bonuses will be earned pursuant to the Executive Plan, it shall have the right to accelerate the payment of such bonuses if requested by a participant for tax purposes, subject to receiving a written undertaking to repay such amounts if in fact no bonus is earned.

 .    Nothing in this Executive Plan restricts the Management Committee from approving other bonuses for any participant in the Executive Plan.